Exhibit 15

Page 1 of 2 CIVIL MINUTES ? GENERAL Initials of Deputy Clerk WH UNITED STATES DISTRICT COURT CENTRAL DISTRICT OF CALIFORNIA CIVIL MINUTES ? GENERAL Case No. 2:24-cv-00645-HDV-MRW Date January 24, 2024 Title Weird Science LLC, et al. v. Rene Sindlev, et al. Present: The Honorable Hernán D. Vera, United States District Judge Wendy Hernandez Not Reported Deputy Clerk Court Reporter Attorney(s) Present for Plaintiff(s): Attorney(s) Present for Defendant(s): None Present None Present Proceedings: (IN CHAMBERS) ORDER DENYING PLAINTIFFS' EX PARTE APPLICATION FOR A TEMPORARY RESTRAINING ORDER AND ORDER TO SHOW CAUSE WHY A PRELIMINARY INJUNCTION SHOULD NOT ISSUE [2] On January 23, 2023, Plaintiffs Weird Science LLC and William Anderson Wittekind filed a derivative suit on behalf of the shareholders of Renovaro Biosciences, Inc. ("Renovaro") against the company's Board and Officers, various Renovaro investors, and Renovaro's outside counsel. Complaint [Dkt. No. 1]. Plaintiffs allege several securities law violations, breach of fiduciary duty, corporate waste, and other claims relating to Renovaro's impending acquisition of the company GEDi (the "Acquisition"). On the very eve of a shareholder meeting scheduled for January 25, 2024, Plaintiffs ask this Court to enjoin the Renovaro Board from holding shareholder votes relating to the Acquisition, prohibit the counting of votes by shareholders who are allegedly out compliance with securities disclosure requirements, and mandate that Renovaro make further disclosures to the shareholders. Plaintiffs' Ex Parte Application for a Temporary Restraining Order ("Application") [Dkt. No. 2]. Plaintiffs allege that Renovaro's Proxy Statement and its Proxy Statement Supplement contain false and misleading statements in violation of Section 14(a) of the Exchange Act. Specifically, Plaintiffs take issue with Renovaro's failure to identify an unnamed consultant referenced in the Proxy Statement and alleged failure to provide adequate detail about the Board's decision to waive a condition of closing in the Stock Purchase Agreement. Plaintiffs also contend emergency injunctive relief is warranted because several shareholders are purportedly in violation of Section 13(d) of the Exchange Act. Case 2:24-cv-00645-HDV-MRW Document 12 Filed 01/24/24 Page 1 of 2 Page ID #:208

Page 2 of 2 CIVIL MINUTES ? GENERAL Initials of Deputy Clerk WH On an application for a temporary restraining order, the movant has the burden to establish that (1) it is likely to succeed on the merits, (2) it is likely to suffer irreparable harm if the preliminary relief is not granted, (3) the balance of equities favors the plaintiff, and (4) the injunction is in the public interest. Winter v. Natural Res. Def. Council, Inc., 555 U.S. 5, 20 (2008). In the Ninth Circuit, the Winter factors may be evaluated on a sliding scale: "serious questions going to the merits, and a balance of hardships that tips sharply toward the plaintiff can support issuance of a preliminary injunction, so long as the plaintiff also shows that there is a likelihood of irreparable injury and that the injunction is in the public interest." Alliance for the Wild Rockies v. Cottrell, 632 F.3d 1127, 1134-35 (9th Cir. 2011). Here, the Court finds that Plaintiffs have failed to show a likelihood of success on this record. Although the Court makes no specific findings adverse to Plaintiffs on these issues, the Court is unconvinced that Plaintiffs can fairly represent the interests of Renovaro shareholders whilst in active litigation against Renovaro elsewhere, that the case should continue in federal court under the Colorado River doctrine, that Plaintiffs did not waive their right to assert a demand futility theory by making a pre-suit demand upon the Board three days before filing suit, or that this forum is appropriate given the forum selection clause in Plaintiff Weird Science's 2018 Merger Agreement through which it obtained its Renovaro stock. On the merits, the Court is similarly unconvinced on this sparse evidentiary record that material statements were omitted from the Proxy Statement sufficient to warrant the relief requested. And the Court is not persuaded that Plaintiffs acted diligently in seeking this emergency relief at the first available opportunity given that most, if not all, the issues at the center of its claims were known to Plaintiff in December, when the amended Stock Purchase Agreement issued, or (at the latest) on January 3, 2024 when the Proxy statement was filed with the SEC. See, e.g., Valerius v. Geraghty, No. CV 09-06208, 2010 WL 11707695, at *4 (E.D. Pa. Jan. 22, 2010) ("Plaintiffs' allegations of irreparable injury are belied by their own delay in seeking emergency relief."). In summary, because Plaintiffs have not raised serious questions as to the merits of the underlying claims, the Court denies Plaintiffs' Application. IT IS SO ORDERED. Case 2:24-cv-00645-HDV-MRW Document 12 Filed 01/24/24 Page 2 of 2 Page ID #:209